As filed with the Securities and Exchange Commission on July 18, 2018
Registration No. 333-219549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1
TO
FORM S–3
 REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0501001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

29 Richmond Road	CT Corporation System
Pembroke, Bermuda HM 08	111 Eighth Avenue
Telephone: (441) 278-9000	New York, New York 10011
Telephone: (212) 590-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Todd E. Freed, Esq.
Dwight S. Yoo, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
 Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 (this "Post-Effective Amendment"), filed by Validus Holdings, Ltd., a Bermuda exempted company (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-3 (Registration Number 333-219549) filed by the Company with the U.S. Securities and Exchange Commission on July 28, 2017 (the "Registration Statement"), pertaining to the registration of an indeterminate aggregate amount of common shares, preference shares, depositary shares, debt securities, warrants, share purchase contracts and share purchase units, and units.
On July 18, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 21, 2018 (the “Merger Agreement”), among the Company, American International Group, Inc., a Delaware corporation (“AIG”), and Venus Holdings Limited, a Bermuda exempted corporation (“Merger Sub”), and the Statutory Merger Agreement (as defined in the Merger Agreement), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of AIG.
As a result of the transactions contemplated in the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Pembroke, Bermuda on July 18, 2018.
VALIDUS HOLDINGS, LTD.

By:	/s/ Robert F. Kuzloski
	Name:	Robert F. Kuzloski
	Title:	Executive Vice President and General Counsel
No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.